EXHIBIT 10.2

March 30, 2005

Mr. John A. Ciccarelli
9621 Cypress Hammock Circle, #201
Bonita Springs, FL 34135

Dear Chic:

This letter will serve as an Agreement under which the Board of Directors of Dayton Superior Corporation (“DSC”) is appointing you as Interim President and Chief Executive Officer of DSC. Following are the terms of this arrangement:

1.	Effective March 8, 2005, you shall serve as Interim President and Chief Executive Officer of DSC until such time as the Board of Directors of DSC gives you written notice that it no longer wishes you to serve in such capacity. As Interim President and Chief Executive Officer, you shall carry out and have the customary responsibilities, duties and authority consistent with a chief executive officer position and/or as otherwise assigned to you by the Board of Directors. While serving in such capacity, you shall devote substantially all of your working time and efforts to the business of DSC.

2.	While serving in your position as Interim President and Chief Executive Officer of DSC, you shall be paid an annual base salary of $375,000, payable through normal Company payroll practices.

3.	Unless otherwise determined by the Board of Directors of DSC, you shall receive no other Company benefits (such as benefits under the Company’s medical, dental, vision, disability, life insurance, bonus, stock option, 401(k) or retirement plans) during the period in which you are serving as Interim President and Chief Executive Officer of DSC.

4.	The Company shall provide you with a furnished apartment and related utilities in the Dayton, Ohio area during the period in which you are serving in such position up to a maximum of $2,000 per month. The Company shall also reimburse you, per normal Company procedures, for all reasonable and customary business and travel expenses incurred by you in your capacity as Interim President and Chief Executive Officer of DSC.

5.	You may resign as Interim President and Chief Executive Officer of DSC at any time, for any reason, by giving written notice to the Board of Directors of DSC, at

Mr. John A. Ciccarelli

March 30, 2005

which time this Agreement shall immediately cease to be effective. Conversely, the Board of Directors of DSC may request that you immediately relinquish this position, or relieve you of the duties and responsibilities of this position at any time, for any reason, by giving written notice to you, at which time this Agreement shall immediately cease to be effective.

If the terms of this Letter Agreement are acceptable to you, please indicate your acceptance by signing below. We are pleased to have you serve as Dayton Superior’s Interim President and Chief Executive Officer.

Sincerely,

/s/ Stephen Berger

Stephen Berger

AGREED:

/s/ John A. Ciccarelli

John A. Ciccarelli